Exhibit 99.1

Nevro Reports Second Quarter 2015 Financial Results

Updates International Revenue Guidance for Full Year 2015

Menlo Park, Calif., August 6, 2015 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative evidence-based solutions for the treatment of chronic pain, today reported financial results for the three and six months ended June 30, 2015.

Recent Accomplishments & Highlights:

•	Achieved revenue of $11.4 million in the second quarter of 2015, an increase of 52% as reported and 81% on a constant currency basis over the same period of the prior year

•	Received FDA approval for HF10™ Spinal Cord Stimulation (SCS) therapy with superiority labeling and commenced U.S. launch

•	Completed a successful follow-on underwritten public offering resulting in net proceeds to Nevro of approximately $118 million

•	Publication of SENZA-RCT pivotal trial results in Anesthesiology

•	SENZA-RCT 18-month results presented at the International Neuromodulation Society (INS) 12th World Congress in Montreal and results selected as the “2015 Best Clinical Abstract” at the International Spine Intervention Society meeting in Las Vegas, Nevada

•	Over 4,000 chronic pain patients have benefited from HF10 therapy to date

“The organization continues to execute well with another milestone-packed quarter,” said Michael DeMane, Chairman and CEO of Nevro. “I am pleased to see continued robust adoption and growing interest for HF10 therapy in international geographies. We are now underway with U.S. launch of the therapy making the technology available for the first time to leading pain management centers in the country. The positive reception from our physician and surgeon partners affirms our confidence in this therapy advance.”

Second Quarter Financial Results

Revenue for the three months ended June 30, 2015 was $11.4 million versus $7.5 million during the same period of the prior year, representing 52% growth as reported. International revenue was $11.3 million, representing growth of 51% as reported and 80% in terms of constant currency. The increase in international revenue was primarily attributable to continued adoption of the Senza® system. U.S. revenue for the three months ended June 30, 2015 was approximately $53,000 since commencing U.S. launch with the first trial procedure performed on May 22, 2015.

Gross profit for the three months ended June 30, 2015 was $5.9 million, representing a 52% gross margin, up from $5.0 million, representing a 66% gross margin in the same period of the prior year. During the quarter, the company recorded a $1.2 million charge related to the writedown of inventory that did not conform to our product requirements. This resulted in a reduction of approximately eleven gross margin points. Additionally, while international revenues were negatively impacted by the appreciation of the U.S. dollar, costs were primarily incurred in U.S. dollars, which negatively impacted the overall gross margin for the period.

Operating expenses for the three months ended June 30, 2015 were $25.1 million, an increase of 101% compared to $12.5 million in the same period of the prior year. The increase in operating expenses was driven primarily by increased headcount and related personnel costs for the sales and marketing organization in support of the U.S. commercial launch as well as an increase in general and administrative costs associated with being a public company.

Loss from operations for the second quarter of 2015 was $19.2 million compared to $7.5 million for the same period of the prior year.

International Revenue Guidance for Full Year 2015

Nevro is increasing its previously issued guidance, now estimating international revenue for the full year 2015 to be in the range of $41 to $43 million, which represents an increase from 2014 in the range of 26% to 32% on a reported basis, and in the range of 44% to 52% using foreign exchange rates from the second quarter of 2015. Previous guidance for international revenue was in the range of $36 to $38 million.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Individuals interested in listening to the conference call may dial (877) 201-0168 for domestic callers, or (647) 788-4901 for international callers (Conference ID: 73272901), or access the webcast on the “Investors” section of the company’s web site at: www.nevro.com.

About Nevro

Headquartered in Menlo Park, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro’s proprietary HF10 therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, strategic initiatives and growth reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets; and our expectations for international revenue for the full year 2015. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on March 18, 2015, as well as any reports that we may file with the Securities and Exchange Commission in the future including our Quarterly Report on Form 10-Q that we expect to file on August 6, 2015, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended June 30, 2015 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Westwicke Partners

Lynn Pieper

(415) 202-5678

Lynn.pieper@westwicke.com

Nevro Corp.

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)
Revenue	$11,418	$7,526	$21,080	$14,190
Cost of revenue	5,508	2,522	9,381	5,521

Gross profit	5,910	5,004	11,699	8,669
Operating expenses:
Research and development	5,263	5,150	10,261	9,846
Sales, general and administrative	19,822	7,315	32,952	13,525

Total operating expenses	25,085	12,465	43,213	23,371

Loss from operations	(19,175)	(7,461)	(31,514)	(14,702)
Other income (expense):
Interest income (expense), net	(571)	32	(1,140)	72
Other income (expense), net	175	144	(835)	382

Loss before income taxes	(19,571)	(7,285)	(33,489)	(14,248)
Provision for income taxes	155	144	297	237

Net loss	(19,726)	(7,429)	(33,786)	(14,485)
Accretion of convertible preferred stock to redemption value	—	(44)	—	(87)

Net loss attributable to common stockholders	(19,726)	(7,473)	(33,786)	(14,572)
Changes in foreign currency translation adjustment	120	—	(3)	—
Changes in gains (losses) on short-term investments	164	2	85	(11)

Net change in other comprehensive loss	284	2	82	(11)

Comprehensive loss	$(19,442)	$(7,471)	$(33,704)	$(14,583)

Net loss per share attributable to common stockholders, basic and diluted	$(0.77)	$(6.58)	$(1.34)	$(13.17)

Weighted average shares used to compute net loss per share, basic and diluted	25,564,249	1,136,259	25,208,710	1,106,303

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$58,711	$25,287
Short-term investments	195,239	151,521
Accounts receivable, net	7,592	6,610
Inventories, net	26,371	14,856
Prepaid expenses and other current assets	3,594	2,851

Total current assets	291,507	201,125
Property and equipment, net	2,822	647
Other assets	2,092	424
Restricted cash	906	300

Total assets	$297,327	$202,496

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,256	$4,460
Accrued liabilities and other	8,784	6,338

Total current liabilities	16,040	10,798
Notes payable	19,628	19,511
Other long-term liabilities	132	117

Total liabilities	35,800	30,426
Stockholders’ equity
Common stock, $0.001 par value – 290,000,000 shares authorized, 27,801,538 and 24,865,491 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	28	25
Additional paid-in capital	417,103	293,945
Accumulated other comprehensive income	159	77
Accumulated deficit	(155,763)	(121,977)

Total stockholders’ equity	261,527	172,070

Total liabilities and stockholders’ equity	$297,327	$202,496